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                                                                    Exhibit 10.9


                            REUTERS GLOBAL AGREEMENT

                             DATED 21 December 2000

                        GLOBAL REUTERS SERVICES CONTRACT

                                     BETWEEN

                                 REUTERS LIMITED

                                       AND

                         INSTINET GLOBAL HOLDINGS, INC.

                        Commencement Date: 1 October 2000

[LOGO] REUTERS

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                        GLOBAL REUTERS SERVICES CONTRACT

                                    CONTENTS
                                                                        PAGE NO
GLOSSARY ...................................................................   1
INTERPRETATION .............................................................   6
1      COMMENCEMENT AND TERM ...............................................   7
2      SCOPE OF THE AGREEMENT ..............................................   7
3      CHARGES .............................................................   8
4      DISCOUNT ............................................................  12
5      AUTHORISED CANCELLATIONS ............................................  15
6      ADDITIONS AND DELETIONS OF SITES AND RECIPIENT LOCATIONS ............  19
7      TERMINATION AND OTHER REMEDIES ......................................  20
8      UNAUTHORISED CANCELLATIONS AND TERMINATION
       - CONSEQUENCES ......................................................  23
9      LIABILITY ...........................................................  24
10     CONFIDENTIALITY .....................................................  26
11     GENERAL .............................................................  27
12     ENTIRE AGREEMENT - REUTERS BUSINESS PRINCIPLES ......................  28

SCHEDULE A: SERVICES AND SERVICE FEES AT COMMENCEMENT DATE BY SITE
AND RECIPIENT LOCATION ....................................................
SCHEDULE B: SITES AND RECIPIENT LOCATIONS COVERED
BY THE AGREEMENT ..........................................................
SCHEDULE C: NON-REUTERS GROUP COMPANIES ...................................
SCHEDULE D: DISCOUNT BANDS ................................................

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                        GLOBAL REUTERS SERVICES CONTRACT

THIS AGREEMENT is made on 21 December 2000 between us, REUTERS LIMITED of 85 Fleet Street, London, EC4P 4AJ, England and you, INSTINET GLOBAL HOLDINGS, INC. of 875 Third Avenue, New York, New York 10022, USA.

WHEREAS we have a mutual interest in establishing a strategic relationship on a global basis and have therefore agreed to enter into the Agreement.

We both agree:

GLOSSARY

All defined terms in this Contract are in italics for your convenience.

In the Contract, the following terms have the following meanings:

Access Declaration*  - any schedule that we ask you to complete, which sets out the number of all Interactive Accesses and Slave Displays authorised or allowed to view Information via Your
                       System over the period specified by us. We will use your Access Declarations as part of our calculation of the number of such Interactive Accesses and Slave Displays when we invoice you for the Services supplied to you. The Access Declaration can be provided in hard copy, electronic or any other relevant form, as specified by us;

Access Fees*         - that part of the Service Fees directly relating to
                       Interactive Accesses and Slave Displays for Datafeed Services (other than specialist data Services) at your Sites and Recipient Locations and those of any of your Subsidiaries;

Agreed Level         - the percentage change in the following most recently
                       published indices, compared with the relevant index published 12 months earlier:

                        (i) for any Service Fees denominated in currencies of OECD member countries, the OECD All Items



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                              Rate of Change index for the country which issues
                              the relevant currency;

                        (ii) for the Service Fees in Bahrain, Jordan. Kuwait, Oman, Qatar. the Kingdom of Saudi Arabia, Yemen and United Arab Emirates, the OECD All Items Rate of Change index for the United States of America; and

                        (iii) for the Service Fees denominated in any other
                              currency, the relevant official government consumer price index, failing which the most relevant official index, as reasonably determined by us;

Agreement            - this Contract, the Reuters Business Principles, any
                       applicable Order Form or Access Declaration and any schedules referred to in these documents;


Annual Reassessment
Date                 - the first day of October in each calendar year;

Charges              - the Service Fees and any related charges specified in
                       Clause 3.1 (a) to (e);

Commencement Date      1 October 2000

Company              - a legal entity with an issued share capital, validly
                       incorporated in its country of incorporation;

Contract             - this document, including its Schedules, as amended or
                       supplemented under Clause 12.5;


Conversion Rates     - the currency exchange rates used by us to
                       convert other currencies into United States Dollars, as published by the Financial Times in its table entitled "FT Guide to World Currencies;"



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Datafeed Service*    - any Service supplied by means of digital delivery to
                       Your System;

DDE                  - the Microsoft (R) Dynamic Data Exchange interface;

Discount Adjustment
Date                 - the first day of June in each calendar year;

Discount Rate        - the percentage rate of discount established from time to time in accordance with Clause 4.2;

Discountable Service
Fees                 - the Service Fees which will be discounted in
                       accordance with Clause 4.1;

Dollar Service Fees  - the Service Fees (excluding Service Fees for specialist data Services and Test Products) expressed in United States Dollars;

ex-Site              - a location which has ceased to be a Site in the
                       circumstances set out in Clause 6.5;

Information          - the information (in whatever form, including images,
                       still and moving, and sound recordings) contained in the Services;

Information Provider - a client of ours or other third party, including any stock. futures or commodities exchange, whose Information is contained in the Services;

Interactive Access*  - the capacity of an individual authorised or allowed by you to access and control the display of Information by any means including, without limitation, a password. an identifier, a keyboard or other control device;

Maintenance          - a sub-set of Support which includes the use of reasonable efforts by us or our nominee to maintain the Materials in good operating condition and/or to restore the Service by repairing, correcting or replacing the Materials;


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Materials            - hardware and/or Software and related documentation
                       supplied by us;

OECD                 - Organisation for Economic Co-operation and
                       Development;

Order Form           - our standard local order form or schedule (whether in
                       written or electronic form) listing the Services ordered by you at the relevant Site and accepted by us under the Agreement;

Quarter Date         - the first day of the months of January, April, July and
                       October in each calendar year;

Recipient Location*  - any of your offices or any of the offices of a Subsidiary of yours, in both cases other than the Site, receiving Information under paragraph 2.2 of the Reuters Business Principles;

Reuters Business     - the document which sets out the conditions which apply
Principles             to the supply and use of the Services as amended by
                       us from time to time in accordance with Clause 12.4;

Reuters Group        - Reuters Group PLC and any of its Subsidiaries;

Service(s)           - the services supplied by us under the Agreement which
                       include the provision of Information and/or Materials and Support;

Service Fees         - the fees determined and charged by us for the supply of
                       the Services (including fees charged by us for specialist data Services);

Service Fees
Adjustment Allowance - the amount by which you may reduce the Service Fees in any calendar year as calculated in accordance with Clause 5.1;


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Site(s)              - any location of yours or any of your Subsidiaries
                       to which the Services are supplied directly by us as specified in Schedule B (as updated from time to time in accordance with Clause 6.9);

Slave Display*       - a view-only display without the ability to request and
                       control access to Information;

Software             - software or any part of it and related documentation,
                       whether it is an ancillary part of a Service and enables such Service to be used, or whether the rental of such software itself constitutes the Service. Software also includes upgrades and enhancements;

Subsidiary           - a Company in which another Company owns directly or
                       indirectly more than 50% of the issued share capital and over which it exercises effective control;

Support              - Maintenance and other support provided by us or our
                       nominee as specified in the Support section of the Reuters Business Principles;

System*              - any system that is used to access and display data that
                       may include Information;

Test Products*       - a Reuters Terminal with open DDE or a Datafeed Service
                       supplied by us for testing purposes in order to enable you to develop your own applications capable of using Information (e.g. RT Testplus, Testserver or Testfeed
                       Plus);

Your System*         - any System used by you where we do not control the
                       number of Interactive Accesses and Slave Displays of such data.


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INTERPRETATION

"We" "You"

Except where used in expressions such as "both of us", "each of us", "either of us', "our respective" (in which case the Agreement refers to both you and us). references in the Agreement to "we", "our" or "us" are references to Reuters Limited or, where in the Agreement the context requires, the Company to which the rights and obligations of Reuters Limited are assigned under Clause 2 of the Contract, or, in the case of Clause 2.8, Reuters Services SA.

References in the Agreement to "you" or "your" are references to Instinet Global Holdings, Inc. and/or, wherever in the Agreement the context so requires, any of its Subsidiaries to which Services are supplied under the Agreement.

Reuters Business Principles

(a) The Reuters Business Principles form part of the Agreement. However, you recognise that, to the extent that any services referred to in the Reuters Business Principles are not eligible for inclusion in the Agreement (see Clause 2.3), references to such services in the Reuters Business Principles do not form part of the Agreement,

(b) The version of the Reuters Business Principles which is current at the date of this Contract, and which forms part of the Agreement, is Version
      1.1 - Reuters Global Agreement Version. References in the Contract to specific paragraphs of the Reuters Business Principles are references to paragraphs of that version. However, paragraphs may be re-numbered where the Reuters Business Principles are amended from time to time in accordance with Clause 12.4;

(c) You may at any Site or Recipient Location request a copy of any local version of the Reuters Business Principles, or a version in a language other than English, but any such copy will be for information only.

(d) We use certain terms in this Contract whose core definition is in the Reuters Business Principles. For your convenience, we have reproduced those terms in the Glossary as they are defined in Version 1.1 - Reuters Global Agreement Version of the Reuters Business Principles. There are certain other terms which are defined in


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      the Reuters Business Principles whose definition in this Contract is slightly different in order to conform with the other terms of the Agreement. All the terms referred to in this paragraph (d) may be subject to change from time to time in accordance with Clause 12.4 and they are indicated in the Glossary by a "*" symbol.

1. COMMENCEMENT AND TERM

1.1 The Agreement will take effect on the Commencement Date and will continue for as long as you receive Services, subject to Clause 1.2 below and to the other cancellation and termination provisions of the Agreement.

1.2 Either of us may terminate the entire Agreement at any time by giving the other not less than 24 months' notice in writing, expiring on the day before any Quarter Date. Only one notice of termination under this Clause
      1.2 can be in effect at any one time. A new notice of termination will only be valid if an unexpired notice has already been withdrawn in writing.

2. SCOPE OF THE AGREEMENT

2.1 We will supply the Services to you (and to your Subsidiaries) at the Sites and you will pay the Charges and use the Services in accordance with the Agreement.

2.2 The Service(s) at the Commencement Date for each of your Sites and Recipient Locations and those of your Subsidiaries are set out in Schedule
      A. After that date, additional Services will be specified in the relevant Order Forms and/or related schedules.

2.3 For your information we will provide to you a list of our principal services which are eligible and those which are not eligible for inclusion in the Agreement as at the Commencement Date, and an updated list to you on 1 July in each year, and to each Site on reasonable request from time to time. Our rights to withdraw Services are set out in Clause 7.

2.4 Schedule B contains a list of all your Sites and Recipient Locations and those of your Subsidiaries as at the Commencement Date. You represent and warrant that, as at the date of the Agreement, Schedule B is complete and correct and that the Companies listed in Schedule B are your Subsidiaries.

2.5    (1)  Where the Services are supplied to a Subsidiary of yours, you will ensure that such Subsidiary is aware of the terms of the Agreement and complies with such terms in respect of the relevant Site.

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      (2)   In the event of a material breach of the Agreement by any Subsidiary of yours. we will inform you in writing of such breach as soon as is reasonably practicable but this provision will not affect any of our rights or remedies in respect of such breach under the Agreement.

2.6 Subject to Clause 2.7, the Services will be supplied to you either by us, or, where the Reuters services covered by the Agreement are supplied by a Subsidiary of ours in the relevant country or area, by that Subsidiary. You agree that our rights and obligations under the Agreement with respect to the supply of the Services in any such country or area will be assigned to that Subsidiary from the Commencement Date or, where appropriate, from the later date on which such Subsidiary starts supplying Services to you, and you agree to such assignment. We will ensure and continue to ensure that such Subsidiary is aware of the terms of the Agreement and will comply with such terms in the relevant country or area from that date. We will provide to you a list of our Subsidiaries supplying the Services at the Sites on your reasonable request.

2.7 Where any Site is located in one of the countries or areas listed in Schedule C, the Services will be supplied to you by a non-Reuters Group Company as indicated in Schedule C, and our rights and obligations under the Agreement will be assigned to such Company with respect to the supply of the Services in that country or area and you agree to such assignment. We will ensure that such Company is aware of the terms of the Agreement, and will use reasonable endeavours to ensure that such Company complies with such terms. We may at any time by notice in writing add to, delete from or otherwise amend the contents of Schedule C.

2.8 The Services (other than those specified in the next sentence) supplied at any Site located in France are provided through our branch Agence Reuter, as agent for our Subsidiary Reuters Services SA, and we will ensure that Reuters Services SA will comply with the terms of its obligations under the Agreement in respect of such Services. We will however supply news retrieval Services and stock and commodity quotation retrieval Services directly through our branch Agence Reuter.

3.    CHARGES

3.1 You will pay the Service Fees (subject to discount in accordance with Clause 4) and the following related charges (where applicable) at each Site and Recipient Location:

      (a)   installation, relocation and removal charges;


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      (b)   charges for Support not specifically covered by the Service Fees under the Agreement;

      (c)   charges for communications facilities;

      (d) charges for Information, Software and/or other services provided by certain Information Providers and other third parties; and

      (e) all applicable taxes and duties (including withholding tax but excluding income taxes imposed on the income of the Reuters Group) payable in respect of the Services, so that after payment of such taxes and duties the amount received by us is not less than the Service Fees (subject to any applicable discount under Clause 4).

3.2 The Service Fees at the Commencement Date for each of your Sites and Recipient Locations and those of your Subsidiaries are set out in Schedule
      A. After that date, the Service Fees for additional Services or those relating to additional Interactive Accesses or Slave Displays will be as specified in the relevant Order Forms and/or based on Access Declarations and/or related schedules.

3.3 The total annual Dollar Service Fees at the Commencement Date are US$13,437,598 (based on our current list price for the Services in the country where each Site and Recipient Location is located). For the purpose of calculating such Dollar Service Fees, any amounts in currencies other than United States Dollars have been converted into United States Dollars at the Conversion Rates published on 27 October 2000.

3.4 After the Commencement Date the Service Fees for new or additional Services or those relating to new or additional Interactive Accesses and Slave Displays. whether at the same or at any other Sites or Recipient Locations (including Services supplied at Sites or Recipient Locations at the time of their inclusion in the Agreement under Clause 6.1), will be at our then current list price for the relevant country.

3.5 The Service Fees for each Service are payable at the relevant Site or Recipient Location from the Commencement Date or, if later, from the date that Service is first made available to you at that Site or Recipient Location.

3.6 The Service Fees will be invoiced to you at each Site or Recipient Location quarterly in advance on each of the Quarter Dates, or otherwise in accordance with our standard invoicing practice in the relevant country, as agreed between us. Where a Service is first made available to you after the Commencement Date on a date other than a Quarter Date, the first quarterly Service Fees will be invoiced pro rata for the period from that date to the next Quarter Date.


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3.7   We will invoice you Access Fees for each quarter (or other relevant billing period) on the basis of the number of Interactive Accesses or Slave Displays actually declared in your Access Declaration for the previous quarter, subject to Clauses 5.4 and 8.2 and to the provisions of paragraph 2.2.3 of the Reuters Business Principles.

3.8   (a)   The Service Fees will be invoiced and payable in the currencies shown in Schedule A and subsequently in Order Forms for the relevant
            Sites or Recipient Locations except that, for Services supplied or made available to Sites or Recipient Locations located in:

            (i) India: the Service Fees will be invoiced in Indian Rupees at the Foreign Exchange Dealers' Association of India's Rupee/United States Dollar exchange rate, prevailing on the invoice date of the appropriate Quarter Date; and

            (ii) Brazil: the Service Fees will be invoiced in Brazilian Reals at the Banco Central do Brazil Official Commercial Rate for the Real/United States Dollar exchange rate on the invoice date.

      (b) The adoption of the Euro as a lawful currency by any Member State of the European Union or by any other country is referred to in this Clause 3.8 as a "Euro Event";

      (c) Where a Euro Event occurs in a country we shall be entitled to elect that all contractual obligations under the Agreement in such country (or in other countries where we invoice you at the time in the national currency of such country), be converted from the existing contractual currency to the Euro. Any such election is referred to in this Clause 3.8 as a "Currency Change";

      (d)   We shall give you not less than 30 days' notice of a Currency
            Change;

      (e)   In the case of a Currency Change,

            (i) the relevant index for the purpose of the definition of the "Agreed Level" will become, as soon as it is available, the OECD All Items Rate of Change index for that country based on the Euro, failing which the relevant official government consumer price index to the extent that it is based on the Euro;

            (ii) the relevant index for the purpose of discount reassessment in Clause 4.7 will become, as soon as is available, the OECD All Items Total (excluding high inflation) Index using the Euro in countries where a Euro Event has occurred;


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            (iii) if, in any country where a Euro Event has occurred. you remain entitled by law to fulfil your contractual obligations under the Agreement in the alternative lawful national currency despite our Currency Change, we reserve the right to invoice you in respect of any costs we may incur in converting Charges paid by you in that currency into the Euro.

3.9 If necessary, you agree to obtain or co-operate with us in obtaining any consent required to enable you to pay the Service Fees in the currencies in which they are invoiced in accordance with Clause 3.8.

3.10 You will pay all Charges and other amounts owed by you under the Agreement within 30 days of the date of the invoice.

3.11 We may once a year by notice in writing adjust, or change the basis of calculation of, the Service Fees in respect of any Site or Recipient Location with effect from 1 January in the following calendar year. We will give notice of such adjustment or change to each affected Site or Recipient Location no later than 15 days after the relevant Annual Reassessment Date. The Service Fees for any Service at a Site or Recipient Location will not exceed our list price for that Service in the relevant country for the calendar year following such notification. If the resulting percentage increase in the total Service Fees payable in respect of all the Services supplied at a single Site or made available to a single Recipient Location (other than specialist data Services) is greater than the Agreed Level at the date of notification, you may by notice in writing within 30 days of the date of our notice cancel any Service or reduce any access at the relevant Site or Recipient Location whose Service Fees have increased by a percentage greater than the Agreed Level. Such cancellation or reduction will take effect on the date the increase in the Service Fees becomes effective.

3.12 We will endeavour to provide reasonable notice of any change to the related charges referred to in Clause 3.1(a) to (e) but you agree that they may change without notice if a change is imposed on us by any third party. You recognise in particular that adjustments to, or to the basis of calculation of, Charges referred to in Clause 3.1(d) and the Service Fees for specialist data Services may have to be made (where the same adjustment is imposed by the relevant Information Provider on us), on dates other than those set out in Clause 3.11. Notwithstanding the above, we will provide notice of any change in the charges for specialist data Services imposed on us by an Information Provider promptly after our receipt of notice of such change from such Information Provider and you will be entitled to terminate the affected specialist data Service effective 90 days after our delivery of such notice.


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3.13  (a)   In addition to our rights under Clause 3.11, we may adjust the
            Service Fees at any time on 90 days' notice in writing, if and only to the extent that:

            (i) we are required to pay to any governmental, quasi-governmental or regulatory authority or agency any fee or levy calculated by reference to and directly related to all or part of the Service Fees (not being taxes or duties referred to in Clause 3.1(e)); or

            (ii)  the amount of any such fee or levy is increased.

      (b)   You acknowledge and accept that:

            (i) any increase in accordance with Clause 3.13(a) may be made on dates other than those set out in Clause 3.11; and

            (ii) the resulting increase in the Service Fees due to the operation of Clause 3.13(a) in any year may be greater than the Agreed Level and, if so, you will not have the right under Clause 3.11 to cancel any Services whose Service Fees have increased by a percentage greater than the Agreed Level.

3.14 Where any Service or part of a Service is terminated, cancelled or withdrawn in any of the circumstances listed in Clause 5.5(b) we will promptly credit you the Service Fees paid in advance against payment of the Service Fees for the other Services supplied under the Agreement.

4.    DISCOUNT

4.1 The Service Fees will be discounted in accordance with this Clause 4, except for Service Fees payable in respect of:

      (a)   specialist data Services;

      (b)   Test Products;

      (c) any services which become eligible for inclusion in the Agreement after the Commencement Date, to the extent that we notify you that the relevant Service Fees will not be discountable to any client of ours who is subject to terms that are identical or substantially similar to the terms of the Agreement; and

      (d) any Services to the extent that we notify you on at least 6 months' notice in writing that with effect from 1 January in the following calendar year, the relevant Service Fees will no longer be discountable for any of our clients


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            who subscribe to services under our global agreement scheme: you may by notice in writing cancel any such Service with effect from the date on which the Service Fees cease to be discounted.

4.2   The Discount Rate is established by reference to:

      (a) the bands set out in Schedule D, as amended from time to time under Clause 4.7; and (subject to Clause 4.8)

      (b)   (i)   the total annual Dollar Service Fees at the Commencement Date as set out in Clause 3.3;

            (ii) the total annual Dollar Service Fees at each Annual Reassessment Date; and

            (iii) the total annual Dollar Service Fees at each Discount
                  Adjustment Date where this amount has increased or decreased by 20% or more, compared with the total annual Dollar Service Fees at the Commencement Date or the most recent Annual Reassessment Date whichever is the later.

4.3 For the purpose of calculating the Dollar Service Fees any amounts in currencies other than United States Dollars will be converted into United States Dollars at the Conversion Rates

      (a) published on the Monday (being a business day in the United Kingdom) immediately preceding that Annual Reassessment Date (in the case of Clause 4.2(b)(ii)); and

      (b) used on the most recent Annual Reassessment Date (in the case of Clause 4.2(b)(iii)).

4.4 The Discount Rate established under Clause 4.2(b)(iii) at any Discount Adjustment Date will apply to the Discountable Service Fees payable from 1 July to 31 December in that year. Subject to this, the Discount Rate established under Clause 4.2

      (a) at the Commencement Date will apply to the Discountable Service Fees payable from 1 January 2001 to the end of that calendar year;

      (b) at each Annual Reassessment Date will apply to the Discountable Service Fees payable for the following calendar year.

4.5 In accordance with Clauses 4.2, 4.3 and 4.4, the Discount Rate which applies to the Discountable Service Fees from the Commencement Date and for 2001 is 16.8%.


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4.6   The Discount Rate will be applied at each Site or Recipient Location to the Discountable Service Fees payable at that Site or Recipient Location.

4.7 We may once a year after the Annual Reassessment Date increase the threshold levels of the discount bands specified in Schedule D, to be used for any recalculation of the Discount Rate in accordance with Clause 4.2 in the following calendar year. Any such increase will be by an amount equal to the percentage increase in the OECD All Items Total (excluding high inflation) index most recently published before the Annual Reassessment Date compared with that index published 12 months earlier; except that we may increase the threshold levels by an amount in excess of the increase in that index, in which case you may give 12 months' notice to terminate the Agreement.

4.8 We reserve the right to revise the calculation of the total annual Dollar Service Fees calculated as at any Annual Reassessment Date or Discount Adjustment Date if you place an order for the supply of additional Services before such date and cancel such order before we make the relevant Services available to you.

4.9   (a)   If:

            (i) at any Quarter Date (the "Disqualifying Date") the annual Dollar Service Fees (before any discounts are calculated) for any reason have fallen below the threshold level of the lowest discount band set out in Schedule D as amended from time to time in accordance with Clause 4.7 (the "Threshold Lever) which is then current; and

            (ii) the annual Dollar Service Fees remain below that level on the Quarter Date following the Disqualifying Date then Clause 4.9(b) and (c) will apply;

      (b) with effect from the Quarter Date referred to in Clause 4.9(a)(ii) the Discountable Service Fees will not be discounted in accordance with this Clause 4;

      (c) we will serve a notice within 30 days of the Quarter Date following the Disqualifying Date to terminate the Agreement, in accordance with Clause 1.2, except that the Agreement will terminate 24 months after the Disqualifying Date unless Clause 4.9(d) applies;

      (d) if at any time (the "Requalifying Date") the annual Dollar Service Fees subsequently increase above the Threshold Level which is then current and continuously remain above the current level until the second Quarter Date


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            after the Requalifying Date then with effect from that Quarter Date

            (i) the Discountable Service Fees will be discounted in accordance with this Clause 4, and

            (ii) the notice of termination under Clause 4.9(c) will be withdrawn;

      (e) For the purposes of measuring the Dollar Service Fees against the Threshold Level under Clauses 4.9(a) and (d). any amounts in currencies other than United States dollars will be converted into United States dollars using the Conversion Rates used at the Commencement Date or the most recent Annual Reassessment Date as appropriate.

4.10 As soon as reasonably practicable after each Annual Reassessment Date (or Discount Adjustment Date if appropriate), we will provide you with:

      (a) documentation for information purposes which will reflect the monthly Service Fees (before discount) broken down by Site or Recipient Location and by Service as at the relevant Annual Reassessment Date (or Discount Adjustment Date if appropriate), together with a breakdown of the monthly Dollar Service Fees for each Site and Recipient Location as at that date;

      (b) written notification of the Discount Rate applicable for the next calendar year (or from 1 July to 31 December if appropriate); and

      (c) a Schedule D revised to take into account any amendments made in accordance with Clause 4.7.

5.    AUTHORISED CANCELLATIONS

5.1 You will be entitled, subject to the provisions of this Clause 5, to an annual allowance for reductions in the Service Fees ("Service Fees Adjustment Allowance") in the following amount:

      (a) in the period from the Commencement Date to 31 December in that year, an amount equal to 25% of your total annual Dollar Service Fees at the Commencement Date. Where the Commencement Date is not 1 January this amount will be reduced on a pro-rata basis by reference to the number of months in that period;

      (b) in each following calendar year, an amount equal to 25% of your total annual Dollar Service Fees calculated as at the Annual Reassessment Date in the previous calendar year (subject to any revision in accordance with Clause 4.8).

5.2 You may at any time cancel any of the Services at any Site and/or reduce the number of Interactive Accesses or Slave Displays having access to a Datafeed Service at a Site or Recipient Location and the Service Fees will be reduced accordingly:

            (i) on the expiry of a notice given under Clause 5.2(a) for Service Fees other than Access Fees, or

            (ii) on the commencement of the Quarter Date (or other relevant billing period) following the receipt of the Access Declaration referred to in Clause 5.2(b) for Access Fees, as the case may be, provided that:


      (a) in the case of cancellation of Services you give us 90 days' notice in writing;


      (b) in the case of any reduction in Interactive Accesses or Slave Displays you declare the reduction in the next Access Declaration;

      (c) you have paid in full all Charges payable in respect of Services supplied at or accessed at the relevant Site or Recipient Location on the date of such notice or Access Declaration;

      (d) you will be invoiced for the cancelled Services up to the date upon which the cancellation takes effect under Clause 5.2(a); and

      (e) as at the date of the notice or Access Declaration, the reduction in your total annual Dollar Service Fees (based on the monthly Dollar Service Fees on that date), when added to the reduction resulting from previous cancellations or reductions under this Clause 5.2 in the same calendar year. does not exceed your Service Fees Adjustment Allowance for that year.

5.3   For the purpose of:

        (a) calculating the Service Fees Adjustment Allowance the Conversion Rates used will be those referred to in Clause 3.3 or 4.3 (as appropriate);

        (b) measuring reductions in the Dollar Service Fees against the Service Fees Adjustment Allowance under Clause 5.2(e), the Conversion Rates used will be those which were used in accordance with Clause 5.3(a) to establish the relevant Service Fees Adjustment Allowance.

5.4 The provisions of paragraphs 2.2.3(b), (C) and (d) of the Reuters Business Principles relating to the "Access Fee Adjustment Allowance" (as defined in the Reuters Business Principles), do not apply in respect of your Sites and Recipient Locations or those of your Subsidiaries, as they are superseded by the provisions of this Contract relating to the Service Fees Adjustment Allowance. Paragraph 2.2.3(b) of the Reuters Business Principles is replaced by Clause 3.7 of this Contract.

5.5 For the purpose of measuring reductions in the total annual Dollar Service Fees against the Service Fees Adjustment Allowance under Clause 5.2(e):

      (a) any reductions in the Service Fees resulting from cancellations of Services or reductions in Interactive Accesses or Slave Displays will be offset by any previous increases in the Service Fees in the same calendar year resulting from any additional Services or additional Interactive Accesses or Slave Displays;

      (b) no account will be taken of any reduction in the Service Fees in any of the following circumstances:

            (i) your cancellation of a Service as a result of our decision to exclude that Service from the Agreement under Clause 2.3;

            (ii) your cancellation of a Service or reduction of an access following an increase of the Service Fees above the Agreed Level under Clause 3.11;

            (iii) your cancellation of a Service which ceases to be discountable under Clause 4.1(d);

            (iv)  your cancellation of a specialist data Service or a Test
                  Product;

            (v) a Site becoming an ex-Site where we continue to supply services to the ex-Site subject to the conditions set out in Clause 6.8;

            (vi) where you cancel a Service for our material breach under Clause 7.1;

            (vii) our withdrawal of a Service under Clause 7.6;

            (viii) our cancellation under Clause 7.7 of a Service due to modification, termination or breach of a third party agreement or due to some illegality;

            (ix) cancellation of a Service by either of us for force majeure under Clause 11.6;

            (x) your cancellation of a Service under Clause 12.4(b) following our amendment of the Reuters Business Principles;

            (xi) your cancellation of "Remote Access", as defined in paragraph 2.5.1(d) and in accordance with paragraph 2.5.3 of the Reuters Business Principles,

            (xii) our removal of Materials under paragraph 4.1.7(b) of the
                  Reuters Business Principles following a third party claim of infringement of intellectual property right;

            (xiii) your cancellation of "RMM" or "RMV", as referred to in paragraph 6.9 and in accordance with paragraph 6.9.6 of the Reuters Business Principles;

            (xiv) your cancellation of "LXT", as referred to in paragraph A.4 and in accordance with paragraph A.4.2 of the Reuters Business Principles.

5.6 We will notify you in writing where the Service Fees for any Service not previously supplied under the Agreement will not be taken into account for the calculation of the Service Fees Adjustment Allowance.

5.7 As soon as reasonably practicable after each Annual Reassessment Date we will notify you in writing of the Service Fees Adjustment Allowance applicable for the following calendar year.

6.    ADDITIONS AND DELETIONS OF SITES AND RECIPIENT LOCATIONS

6.1   If at any time after the Commencement Date:

      (a)   another Company receiving our services becomes your Subsidiary or

      (b) you wish to include in the Agreement any of your offices or offices of Subsidiaries not then receiving Services under the Agreement,

      we will supply the Services to the relevant office(s) in accordance with the Agreement if the conditions set out in Clause 6.2 are satisfied.

6.2   The conditions referred to in Clause 6.1 are:

      (a) receipt by us of written confirmation that the office seeking inclusion is your office or that of a Subsidiary;

      (b) where we do not already offer the relevant services in the proposed location, you agree that we may decline to supply the Services to that location where, in our reasonable opinion, installation and supply of such services would require an unacceptable usage of our technical resources.

6.3 The Services will be supplied to the new Site or Recipient Location under the Agreement and we will apply the discount to the Discountable Service Fees and invoice the Service Fees with effect from the date on which the conditions set out in Clause 6.2 are satisfied.

6.4 The Service Fees for the new Site or Recipient Location will be taken into account in our recalculation of your Discount Rate on the first Annual Reassessment Date or Discount Adjustment Date following the date referred to in Clause 6.3.

6.5 You will notify us in advance and as soon as practicable if any Company receiving the Service under the Agreement ceases to be a Subsidiary of yours, or if any one of the locations listed in Schedule B ceases to be a Site or Recipient Location controlled by you or any of your Subsidiaries (an "ex-Site").

6.6 In the case of a disposal of an ex-Site to a third party we recognise the potential sensitivity of the information referred to in Clause 6.5 and you will notify us as soon as practicable after signature of the agreement to dispose of the ex-Site, or (if it is legally necessary to announce publicly the transaction) after public announcement of such a transaction (whichever is the earlier). Where there is a delay between signature of the agreement and completion of the transaction, you will keep us informed of the intended completion date for such transaction, any changes to such intended date, and the actual completion date.

6.7 You will remain responsible for all amounts owing under the Agreement in respect of the relevant ex-Site until the relevant Services are no longer supplied to the ex-Site under the Agreement.

6.8   (a)   Subject to Clause 6.8(b), where a Site becomes an ex-Site this will be treated as a cancellation of the relevant Services, and the Service Fees will be reduced accordingly.

      (b) If we continue to provide the relevant ex-Site with services without any interruption, the cancellation will only be taken into account for the purpose of measuring it against the Service Fees Adjustment Allowance to the extent that the United States Dollars service fee value of these services (at the then current list prices) is less than the Dollar Service Fees for the Services deemed to be cancelled under this Clause 6.8 (using Conversion Rates as at the Commencement Date or the last Annual Reassessment Date, whichever is later.

6.9 We will re-issue by 15 August in each year an updated Schedule B listing all the Sites and Recipient Locations including all new Sites and Recipient Locations and excluding all ex-Sites, according to the information available to us, and you will confirm in writing within 30 days that the contents of the updated Schedule B are complete and correct and that all the Companies listed on such Schedule are your Subsidiaries.

7.    TERMINATION AND OTHER REMEDIES

7.1 Subject to Clause 7.4, if either of us is in breach of any of its material obligations under the Agreement and fails to remedy such breach (if capable of remedy) within 30 days of a request in writing to do so (or in the case of Clause 3.10, 30 days after your receipt of an overdue notice from us), the other party may terminate the affected Service(s) at the relevant Site.

7.2 Either of us may terminate the Agreement immediately and without notice if:

      (a)   the other enters into a composition with its creditors;

      (b)   an order is made for the winding up of the other;

      (c) an effective resolution is passed for the winding up of the other (except for the purposes of amalgamation or reconstruction on terms approved by the first party (such approval not to be unreasonably withheld));

      (d) the other has a receiver, manager, administrative receiver or administrator appointed in respect of it; or

      (e) the other has suffered any other similar insolvency or bankruptcy event under applicable local law.

7.3 If you are a partnership. we may terminate the Agreement immediately and without notice in the event that any partner within your partnership suffers an act of bankruptcy or has a petition or receiving order in bankruptcy or any equivalent or analogous proceedings, presented or made against him or her under any applicable law.

7.4 In addition to any other remedies to which we may be entitled, a breach by you of paragraph 2.2 of the Reuters Business Principles, or of your obligations under any licence of Software in the Agreement (a "Software Licence Breach"), will entitle us to the following rights:

      (a) we will notify you in writing of such a breach. In the event that you are unable to establish to our reasonable satisfaction that you have successfully stopped the breach at the relevant Site(s) or Recipient Location(s) (the "Location in Breach") within

            (i)   30 days of such notice in the case of a breach of paragraph
                  2.2 of the Reuters Business Principles, and

            (ii) 72 hours of such notice in the case of a Software Licence Breach, Clause 7.4(b) will apply;

      (b) we may cancel by notice in writing with immediate effect the affected Service(s) or any part of such Service(s) at such Sites or Recipient Locations as we may deem necessary to ensure that no such further breaches occur at the Location in Breach. In particular:

            (i) in the case of a breach of paragraph 2.2 of the Reuters Business Principles dealing with redistribution of Information, we may stop delivering the affected Service(s) or part of the Service(s) to the Site lawfully redistributing the same to the Location in Breach, where you have exercised your right to redistribute Datafeed Services under paragraph 2.2.3 of the Reuters Business Principles; and

            (ii) in the case of a Software Licence Breach, we may withdraw the affected licence and cancel the affected Service(s) or part of the Service(s) at the Location in Breach; and

      (c)   whether or not you have successfully stopped the breach of paragraph
            2.2 of the Reuters Business Principles or the Software Licence Breach, as the case may be, within the notice periods set out in Clause 7.4(a), we will have the right to terminate the whole Agreement on 30 days' notice in writing where there have been three or more such breaches within any twelve month period.

7.5 In addition to the above, if you materially breach the Agreement, we may immediately suspend the Services in whole or in part at the relevant Site(s) without penalty until the breach is remedied.

7.6 We may on 6 months' notice in writing cease providing any Service at any Site if we withdraw such Service from all our clients in the country where such Site is located. The Agreement will continue in respect of all Services not withdrawn.

7.7 We may cancel a Service or a part of a Service, as the case may be, by notice in writing if the provision of all or part of that Service:

      (a) depends on an agreement between the Reuters Group and a third party. and such agreement is modified or terminated for any reason or breached by the third party and as a result we are unable to continue to provide all or part of that Service upon terms reasonably acceptable to us; or

      (b) becomes illegal or contrary to any rule, regulation, guideline or request of any exchange or regulatory authority.

7.8 The following will continue to apply after termination of the Agreement, or termination or cancellation of the Services at a particular Site:

      (a) all disclaimers, indemnities and restrictions relating to the Services;

      (b) our rights of access to the Sites or Recipient Locations to remove the Materials, and to confirm deletion of any Software or Information at the relevant Site(s) (unless both of us agree otherwise);

      (c)   the confidentiality undertaking in Clause 10.

8.    UNAUTHORISED CANCELLATION AND TERMINATION - CONSEQUENCES

8.1 Subject to any other terms imposing additional liability, where you purport to cancel a Service on less than 90 days' prior notice in writing in breach of Clause 5.2(a), we will invoice you and you will pay the Service Fees payable over the full 90 days.

8.2 Subject to any other terms imposing additional liability, where you purport to cancel a Service or reduce the number of Interactive Accesses or Slave Displays and such cancellation or reduction has the effect of reducing the annual Dollar Service Fees in excess of the Service Fees Adjustment Allowance in breach of Clause 5.2(e) (subject always to the other provisions of Clause 5), we will invoice you and you will pay the Service Fees payable in respect of that Service or those accesses (to the extent that they exceed the Service Fees Adjustment Allowance) until the earlier of the events described in paragraphs (a) and (b) below:

      (a) you contract for additional Services or declare additional accesses which have a United States Dollars service fee value equal to or in excess of the Dollar Service Fees payable for the Services cancelled or accesses reduced in excess of the Service Fees Adjustment Allowance permitted by Clause

            5.2(e) (using the Conversion Rates which were used to establish the relevant Service Fees Adjustment Allowance in accordance with Clause 5.3(a)), or

      (b) the end of the year in which the cancellation or reduction took place (or the end of the cancellation notice period if later), provided that the Service Fees Adjustment Allowance for the following year is sufficient to cover the cancellation or reduction that had been in excess of the previous year's Service Fees Adjustment Allowance. The Service Fees Adjustment Allowance in the following year will be proportionally reduced to take account of the cancellations or reductions which had been in excess of the previous year's Service Fees Adjustment Allowance.

      Where the entire Service Fees Adjustment Allowance for the following year would not be sufficient to cover the cancellation or reduction, we will be entitled to liquidated damages calculated in accordance with Clause 8.4, with credit given for Service Fees paid under this Clause 8.2 during the year of the cancellation or reduction.

8.3 If we exercise our right to terminate affected Service(s) at a Site for your breach under Clauses 7.1 or 7.4, then, in addition to any other remedies to which we may be entitled, this termination will be treated as a cancellation which will be measured against your Service Fees Adjustment Allowance (subject to Clause 5.5(a)), and Clause 8.1, and, where appropriate, Clause 8.2, will apply.

8.4 Where you purport to terminate the Agreement on notice, but in breach of Clause 1.2, or we terminate the Agreement for your breach in accordance with Clause 7.4(c), then, in addition to any other remedies to which we may be entitled, we will be entitled to liquidated damages equal to the total Dollar Service Fees (as calculated in accordance with Clause 3.3 or Clause 4.3) payable from the date of the termination to the expiry of the 24 months' notice period set out in Clause 1.2 less:

      (a) a reduction in the Dollar Service Fees which, when added to any reduction previously effected in that calendar year in accordance with Clause 5.2, will equal the aggregate Service Fees Adjustment Allowance over that notice period;

      (b) your discount over that notice period (as revised in accordance with Clause 4.7, but using the current year's discount bands);

      (c) an amount in respect of benefits to us from saved administration and other costs, equal to 30/c per annum of the relevant Dollar Service Fees (as reduced under paragraphs (a) and (b) of this Clause 8.4); and

      (d) an amount in respect of accelerated receipt calculated by discounting at 5% per annum the relevant Dollar Service Fees (as reduced under paragraphs (a) to (c) of this Clause 8.4).

      We both agree that this constitutes a realistic pre-estimate of our loss and is not intended to be a penalty.

8.5 Where you pay liquidated damages in accordance with Clause 8.4 and you re-contract for Services within 3 months of the date of termination or cancellation, we will give you credit for the resulting mitigation of our loss (in such a way as we may both agree in writing).

9.    LIABILITY

9.1 Although we will use all reasonable endeavours to ensure the accuracy and reliability of the Services, you accept that neither we nor any member of the Reuters Group nor any Information Provider nor any other third party supplier will be liable for any loss or damage in connection with the provision of or failure to provide the Services, except as set out in this Clause 9.

9.2   We accept liability for:

      (a)   death or personal injury caused by our negligence;

      (b)   physical loss or damage to any Site caused by our negligence;

      (c) any other direct loss or damage caused by our gross negligence or wilful misconduct.

      To the extent permitted by law and except for Clause 9.2(a). under no circumstances will our liability under the Agreement in respect of any one claim exceed the annualised Service Fees at the relevant Site(s) (based on the monthly Service Fees at the time the event giving rise to the claim took place), regardless of the cause or form of action.

9.3 TO THE EXTENT PERMITTED BY LAW, EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL EXPRESS OR IMPLIED CONDITIONS, WARRANTIES OR UNDERTAKINGS, WHETHER ORAL OR IN WRITING, IN LAW OR IN FACT, INCLUDING WARRANTIES AS TO SATISFACTORY QUALITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE EXCLUDED.

9.4 EXCEPT FOR CLAUSE 9.2(a), NEITHER PARTY TO THE AGREEMENT, NOR ANY MEMBER OF THE REUTERS GROUP, ANY INFORMATION PROVIDER OR ANY OTHER THIRD PARTY SUPPLIER, WILL BE LIABLE TO THE OTHER PARTY TO THE AGREEMENT OR TO ANY THIRD PARTY FOR ANY INDIRECT, SPECIAL OR

      CONSEQUENTIAL LOSS OR DAMAGE ARISING OUT OF THE AGREEMENT OR THE SERVICES.

9.5 You will indemnify us against any direct loss or damage caused to the Materials, except to the extent such loss or damage is caused by our negligence or wilful misconduct.

9.6 You will indemnify us against any direct loss, damage or cost in connection with any claim or action which may be brought by any third party against us relating to any use of or access to the Information contributed by you to the Services.

9.7 You will indemnify us for any loss or damage or cost in connection with a claim or action resulting from:

      (a)   any failure to supply Access Declarations,

      (b)   any inaccurate Access Declarations, and/or

      (c) you permitting access or redistributing Information inside or outside the Site (including, without limitation, over the public internet and/or your intranets) beyond the rights which we have specifically granted to you in the Reuters Business Principles.

9.8 You agree that this Clause 9 is enforceable by and for the benefit of members of the Reuters Group, Information Providers and other third party suppliers.

9.9 Nothing in this Agreement is intended to affect your statutory rights in Australia such as those in the Trade Practices Act 1974.

10.   CONFIDENTIALITY

10.1 Each of us acknowledges that information of a confidential nature relating to the business of the other may be disclosed to it or otherwise come to its attention. Each of us undertakes to hold such information in confidence and not, without the consent of the other, to disclose it to any third party nor to use it for any purpose other than in the performance of the Agreement.

10.2  This obligation of confidentiality will not apply to information that:

      (a) is generally available to the public through no act or omission of the receiving party, or

      (b) becomes known to the receiving party through a third party without breaching any obligation of confidentiality, or

      (c) is developed by the receiving party independently of the disclosing party without use of the Confidential Information.

      The obligation of confidentiality also will not apply to information that is required to be disclosed by law, court order or request by any government or regulatory authority, provided that, prior to complying with any such request, the receiving party will (1) use reasonable efforts to give the disclosing party prompt notice of such request so that it may seek an appropriate protective order or other remedy and (2) consult with the disclosing party as to the advisability of taking legally available steps to resist or narrow such a request. The receiving party will cooperate fully with the disclosing party in obtaining such an order or other remedy. If in the absence of an appropriate protective order or other remedy the receiving party is nonetheless legally required to disclose the information, the receiving party may make such disclosure without liability under the Agreement provided that the receiving party uses reasonable efforts to give the disclosing party written notice of the information to be disclosed as far in advance of its disclosure as is practicable and, upon the disclosing party's request and at its expense, shall use reasonable efforts to obtain reasonable assurances that confidential treatment will be accorded such information.

10.3 This undertaking will be binding for as long as such information retains commercial value.

10.4 Each of us agrees that the obligation of confidentiality contained in Clause 10.1 also applies to

            (i)   the terms of the Agreement (as amended from time to time), and

            (ii) our discussions relating to any amendments to the Agreement and to any new agreement replacing the Agreement.

      In addition, no public announcement, press release, communication or circular (other than to the extent required by law or regulation) concerning the Agreement will be made or sent by either of us without the prior consent of the other. This consent will not be unreasonably withheld.

11.   GENERAL

11.1  (a)   Subject to Clauses 11.1(c) and (d) all notices will be sent by registered mail or facsimile transmission or delivered in person to the addresses specified in the Contract or such other address as may be notified for the purposes of this Clause.

      (b) Notices will be deemed to be received 5 business days after being sent or on proof of delivery whichever is the earlier.

      (c) We may send to the relevant Sites or Recipient Locations any notices under Clause 3.11 and any notices referred to in the Reuters Business Principles with a copy to the main contact and Office of the General Counsel. as follows:

                  (MAIN CONTACT AND GC DETAILS TO BE PROVIDED]

      (d) We may electronically send you any notice referred to in Clauses 12.4(a) and (d) and in the Reuters Business Principles.

11.2 Subject to our rights under Clauses 2.6, 2.7 and 2.8, neither of us may assign its rights or duties under the Agreement without the prior written consent of the other.

11.3 The Agreement will be governed by and construed in accordance with English Law. Both of us submit to the non-exclusive jurisdiction of the English Courts for the resolution of any dispute which may arise between you and us. No translation of the Agreement out of the English language will have any legal validity.

11.4 If any term of the Agreement that is not fundamental is found to be illegal or unenforceable, this will not affect the validity or enforceability of the remainder of the Agreement.

11.5 If either of us delays or fails to exercise any right or remedy under the Agreement. that party will not have waived that right or remedy.

11.6 Neither of us will be held liable for any loss or failure to perform any obligation (other than a payment obligation where you are still receiving all or part of the Services), due to circumstances beyond its reasonable control. Should such circumstances continue for more than 3 months, either of us may cancel any affected Service immediately by notice in writing without penalty.

11.7 You agree that we, certain Information Providers and our agents will be entitled to have access to the Sites and Recipient Locations upon reasonable notice, during business hours and so as not to unduly interfere with your business, to verify your compliance with the Agreement. During the verification, we and our agents will comply with your reasonable requirements relating to security and confidentiality, including your having an appropriate level employee present during such verification on the relevant Sites and/or Recipient Locations.

11.8 Your personnel will accompany our personnel while entering and leaving any of the

      Sites or Recipient Locations for any purpose connected with the Agreement. You will take use the same precautions for our personnel as for your personnel to ensure the health and safety of our personnel whilst at such locations.

11.9 If there is any conflict between the terms of the Contract and the terms of the Reuters Business Principles, the terms of the Contract will prevail.

12.   ENTIRE AGREEMENT - REUTERS BUSINESS PRINCIPLES

12.1  You acknowledge and agree that:

      (a)   you have been provided with a copy of the Reuters Business
            Principles:

      (b) you have read the Reuters Business Principles and agree with its contents to the extent that they apply to the Services; and

      (c) the Reuters Business Principles (to the extent that they apply to the Services and that provisions of the Reuters Business Principles are not specifically excluded and/or amended in this Contract) and any Order Form form an integral part of the Agreement.

12.2 This Agreement replaces from the Commencement Date (or, for the purposes of Clause 6.3, from the later date on which the Services are first made available to you under the Agreement at the new Site) any previous agreement(s) between you and us in respect of the supply by us of services at the Sites, to the extent that such services are eligible for inclusion into the Agreement. You will pay any amounts outstanding under such agreement(s) in respect of such services or the due proportion of any service fees to the Commencement Date (or such later date referred to above). We will refund or credit you any service fees or the due proportion of any such service fees paid in advance under such agreement(s) for such services in respect of any period from the Commencement Date (or such later date referred to above).

12.3 The Agreement contains our and your entire understanding regarding its subject matter. In entering into the Agreement, you have not relied upon any warranty or representation (except in the case of fraud) made by us other than those set out in the Agreement.

12.4  (a)   In order to take account of new policies or changes to existing policies, in both cases solely within our control, we may once a year amend the Reuters Business Principles by giving you 3 months' notice in writing no later than 1 October. Where such new policies or changes are not within our sole control we may amend the Reuters
            Business Principles at any time by giving you 3 months' notice in writing Subject to Clause 12.4(b), the amended Reuters

            Business Principles will take effect at the end of such notice period, unless we both agree in writing to changes to such amendments.

      (b) If you can show that any of our amendments to the Reuters Business Principles will result in an increase in your costs of receiving the Services in excess of the Agreed Level or in a material reduction of your rights to use the Information, you may cancel the Service affected without penalty.

      (c) If you choose to exercise the above right to cancel, you must give us notice in writing within 30 days of the date of our notice referred to in Clause 124(a) and the Service will be cancelled from the date on which the amended Reuters Business Principles come into effect.

      (d) In the case of new Services requiring specific provisions, we will notify you of the necessary amendments to the Reuters Business Principles which will take effect immediately upon you ordering such Services, to the extent that they apply only to these new Services, unless agreed otherwise in writing between us.

12.5 Except as set out in Clause 12.4, and subject to Clause 2.7, the Agreement may only be varied by an amendment signed by both of us.

12.6 A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

AS WITNESS the hands of the duly authorised representatives of the parties hereto.

SIGNED
for and on behalf of
INSTINET GLOBAL HOLDINGS, INC.


                                      /s/ John Oddie
                                      ------------------------------------------

                                      Name: John Oddie
                                            ------------------------------------
                                      Title: CEO of Global Equities
                                             -----------------------------------
                                      Date: 12/26/00
                                            ------------------------------------

SIGNED
for and on behalf of
REUTERS LIMITED


                                      /s/ H. Wenzel
                                      ------------------------------------------
                                      Name: H. Wenzel
                                            ------------------------------------
                                      Title: Dir. Contract Mgt - Global Accounts
                                             -----------------------------------
                                      Date: 22/1/2001
                                            ------------------------------------